Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

dated as of December 19, 2017

among

SAExploration Holdings, Inc.

SAExploration Sub, Inc.

SAExploration, Inc.

SAExploration Seismic Services (US), LLC

NES, LLC

and

the Supporting Holders Identified Herein

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time, and collectively with all exhibits thereto, including, without limitation, the term sheet (the “Term Sheet”) attached hereto as Annex A, this “Agreement”) is dated as of December 19, 2017, among: (i) SAExploration Holdings, Inc. (“SAE” and collectively with all of its domestic subsidiaries and affiliates, the “Company”) on behalf of itself and the guarantors party to that certain indenture, dated as of July 27, 2016 (the “Second Lien Notes Indenture”) among SAE, as issuer, each of such guarantors party thereto (each, a “Guarantor” and collectively, the “Guarantors”), and Wilmington Savings Fund Society, FSB, as trustee (together, and with its permitted successors and assigns, the “Indenture Trustee”) pursuant to which SAE issued its 10.000% Senior Secured Second Lien Notes due 2019 (the “Second Lien Notes”) and that certain indenture, dated as of July 2, 2014 (the “Stub Notes Indenture”), among SAE, as issuer, each of such guarantors party thereto, and Wilmington Savings Fund Society, FSB, as successor trustee pursuant to which SAE issued its 10.000% Senior Secured Notes due 2019 (the “Stub Notes”, and the holders thereof, the “Stub Holders”) and (ii) the holders of the Second Lien Notes party hereto from time to time in their capacities as such (together with their respective successors and permitted assigns, the “Supporting Holders”). SAE and the Supporting Holders, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof, are referred to herein as the “Parties” and, each, individually as a “Party.” Capitalized terms, unless otherwise defined in this Agreement, have the meanings used in the Term Sheet.

RECITALS

WHEREAS, the Parties have agreed to a financial restructuring of the Company that will be implemented consistent with the terms and conditions set forth herein and in the Term Sheet (the “Restructuring”);

WHEREAS, this Agreement is the product of arm’s-length, good-faith discussions between the Parties and their respective professional representatives; and

WHEREAS, the Company and the Supporting Holders are prepared to perform their obligations hereunder, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Agreement Effective Date

This Agreement shall be effective and binding with respect to each of the Parties on the date on which (i) SAE and each Guarantor shall have executed and delivered counterpart signature pages of this Agreement and (ii) Supporting Holders representing not less than 85% of the aggregate principal amount of Second Lien Notes outstanding shall have executed and delivered counterpart signature pages of this Agreement to counsel for the Company (such date, the “RSA Effective Date”). The date on which the Restructuring is consummated is referred to herein as “Closing Date.”

Section 2. Commitments Regarding the Restructuring

2.01 Covenants, Acknowledgments and Commitments of the Supporting Holders. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, each Supporting Holder (severally and not jointly) agrees to satisfy the following covenants and makes the following acknowledgements and commitments:

(a) to support the Restructuring;

(b) to provide to counsel and investment banker for the Company on a confidential basis a schedule showing the principal amount of Second Lien Notes held by such Supporting Holder (the “Confidential Schedule of Holdings”), which shall not be disclosed by such counsel or investment banker to any third party without such Supporting Holder’s prior written consent;

(c) to assist the Company with the implementation and consummation of the Restructuring and take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring as contemplated under this Agreement, provided that such actions shall be limited to review and negotiation of the applicable Definitive Documents (as defined below), which Definitive Documents shall contain terms and conditions consistent in all material respects with this Agreement, and execution of the same (to the extent any Definitive Documents require execution thereof by such Supporting Holder to implement and consummate the Restructuring in accordance with the terms hereof); provided further that, except as otherwise provided herein, no Supporting Holder shall be obligated to participate in or consummate, as the case may be, the Exchange Offer or any other part of the Restructuring unless and until all of the conditions to effectiveness of the Restructuring (including the Exchange Offer and the Second Lien Consent Solicitation and Stub Notes Consent Solicitation) set forth in the Term Sheet and Definitive Documents shall have been satisfied or waived or will be satisfied or waived contemporaneously with the closing of the Restructuring or have been waived with the prior written consent of the Required Supporting Holders (defined below);

(d) to support the Exchange Offer on the terms and conditions thereof summarized in Annex A hereto and implemented pursuant to the Definitive Documents and, subject to the receipt of the Offering Memorandum (as defined below), to (i) tender its Second Lien Notes for exchange on the first day of the Exchange Offer, in accordance with the terms and conditions set forth in

Annex A; and (ii) not withdraw such tenders and consents, with the understanding that,

among other things, SAE and the Indenture Trustee will, at the appropriate time, enter into a supplemental indenture to supplement the Second Lien Notes Indenture to permit the entry into the Exchange Offer and related matters on the Closing Date in accordance with Annex A and that consents will be irrevocable thereafter, provided that the Supporting Holders shall have no obligation to tender their Second Lien Notes and may withdraw any tenders after the termination of this Agreement pursuant to Section 4.01 and Section 4.02;

(e) not to (i) object to SAE’s implementation and effectuation of the Restructuring on the terms and conditions set forth in this Agreement; (ii) object to or otherwise commence or participate in any proceeding to oppose any of the Restructuring and (iii) directly or indirectly (1) seek, solicit, support, encourage, or vote or cause to be voted (to the extent applicable) all claims with respect to the Second Lien Notes for which such Supporting Holder has voting power for, consent to, or encourage any proposal, offer, dissolution, wind-up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring for SAE, other than the Restructuring or (2) take any other action that is inconsistent with, or that would reasonably be expected to delay or obstruct the consummation of the Restructuring;

(f) to acknowledge that, on the Closing Date, SAE’s existing executives identified on Exhibit B will remain in their current positions, subject to the amended and ratified Employment Agreements as described in Exhibit A;

(g) to the extent applicable, in their capacity as (i) parties to that certain Amended and Restated Credit and Security Agreement, dated as of September 22, 2017 (as may be amended or modified from time to time, the “ABL Credit Agreement”), and/or (ii) parties to that certain Term Loan and Security Agreement, dated as of June 29, 2016, as amended by Amendment No. 1 to Term Loan and Security Agreement, dated as of October 24, 2016, as further amended by Amendment No. 2 to Term Loan and Security Agreement, dated as of September 8, 2017 (the “Term Loan Agreement”), to support amending, as applicable, the ABL Credit Agreement and Term Loan Agreement as needed to effectuate the Restructuring;

(h) as shareholders of Common Stock of SAE, to the extent applicable, to support and take action needed to effectuate the Restructuring; and

(i) not pursue, propose, support, or encourage the pursuit, proposal, or support of any other restructuring or reorganization for or the liquidation of the Company or object to, or support any other person’s efforts to oppose or object to, in each case, directly or indirectly, the Restructuring or any of the transactions contemplated herein.

2.02 Obligations of the Company.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, SAE, on behalf of itself and each Guarantor party to the Second Lien Notes Indenture, as applicable, agrees to satisfy the following covenants and makes the following acknowledgements and commitments:

(i) to support the Restructuring;

(ii) to implement and consummate the Restructuring in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Restructuring, as contemplated under this Agreement;

(iii) to negotiate in good faith the Definitive Documents, which Definitive Documents shall contain terms and conditions consistent in all respects with this Agreement, or as otherwise agreed to by the Required Supporting Holders;

(iv) to take all necessary corporate action to authorize such number of additional shares of Common Stock and Preferred Stock as shall be sufficient to permit the issuance of all shares of Common Stock and Preferred Stock as contemplated by Annex A and to amend the Company’s organizational documents in contemplation of the Restructuring;

(v) use its commercially reasonable efforts to (1) commence the Exchange Offer on the Launch Date and, if not commenced on such date, to commence the Exchange Offer as promptly as possible thereafter, and to conduct the Exchange Offer in accordance with the terms reflected in Annex A and applicable law; and (2) enter into the supplemental indenture to supplement the Second Lien Notes Indenture, as contemplated by Annex A;

(vi) deliver on the Closing Date, or within two (2) business days thereafter, to each existing holder of the Second Lien Notes and Stub Holders participating in the Exchange Offer (the “Participating Holders”) the Common Stock, Preferred Stock and Series C Warrants in accordance herewith and as set forth in the Term Sheet;

(vii) enter into the Warrant Agreement on terms and conditions consistent in all respects with this Agreement, as of the Closing Date, with SAE’s transfer agent and as warrant agent, and to issue the Warrants pursuant thereto;

(viii) negotiate in good faith the Definitive Documents, which Definitive Documents shall contain terms and conditions consistent in all respects with this Agreement and to execute and otherwise support the implementation of such Definitive Documents;

(ix) support all reasonably necessary actions of the Supporting Holders to facilitate the consummation of the Restructuring;

(x) within five days of delivery to SAE of invoices or receipts with respect thereto, pay in cash all reasonable and documented fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), primary legal counsel to the Supporting Holders (the “Professional Fees”);

(xi) to obtain by the Launch Date such waivers, consents or amendments to the ABL Credit Facility and the Term Loan Facility as necessary to give effect to and permit the Restructuring;

(xii) use commercially reasonable efforts to receive the requisite shareholder votes to affect the Restructuring, to the extent required by its charter, other corporate governance documents and applicable law;

(xiii) use commercially reasonable efforts to make the shares of Common Stock to be issued in connection with the Restructuring eligible to be issued in book-entry form through the direct registry system of SAE’s transfer agent and/or The Depository Trust Company;

(xiv) maintain SAE’s and each Guarantor’s good standing under the laws of the State of Delaware and make any necessary amendments to, and take all requisite actions, corporate or otherwise under the organizational documents in furtherance of the Restructuring as soon as reasonably practicable on or after the Closing Date;

(xv) to (a) remain an SEC-registered public company and continue to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (b) use commercially reasonable efforts to continue to comply with the listing requirements of the Nasdaq Capital Market as of the effective date of the Restructuring so that existing shares of Common Stock will continue to be, and the new shares of Common Stock issued in the Restructuring will be, listed on the Nasdaq Capital Market on or as soon as reasonably practicable after the effective date of the Restructuring;

(xvi) to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, to negotiate in good faith commercially reasonable additional or alternative provisions to address any such impediment, in consultation with the Supporting Holders;

(xvii) provide prompt written notice to the Supporting Holders of (A) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (B) receipt of any written notice from any governmental body in connection with this Agreement or the transactions contemplated by the Restructuring, and (C) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Company, threatened against the Company, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the Restructuring.

(xviii) continue to operate its business in the ordinary course;

(xix) use commercially reasonable efforts to ensure the Alaskan tax credits are monetized in a timely manner; and

(xx) provide to the Supporting Holders and/or their respective professionals, upon reasonable advance notice to the Company; (A) reasonable access (without any material disruption to the conduct of the Company’s business) during normal business hours to the Company’s books, records, and facilities; (B) reasonable access to the respective management and advisors of the Company for the purposes of evaluating the Company’s finances and operations and participating in the planning process with respect to the Restructuring; and (C) prompt access to any information provided to any existing or prospective financing sources (including lenders under any exit financing).

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(b) Negative Covenants. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated in accordance with the terms hereof, SAE agrees that, on behalf of itself and each Guarantor party to the Second Lien Notes Indenture, as applicable, it shall not, directly or indirectly, take any of the following actions, unless such action is consented to by the Required Supporting Holders:

(i) modify the Restructuring, in whole or in part, in a manner that is inconsistent with the terms of this Agreement;

(ii) commence any proceeding opposing any of the terms of this Agreement or otherwise take any action to obstruct or delay the consummation of the Restructuring;

(iii) incur or suffer to exist any material indebtedness, except indebtedness existing and outstanding immediately prior to the date hereof, trade payables, ordinary course draws under the ABL Credit Facility or Term Loan and liabilities arising and incurred in the ordinary course of business; or

(iv) directly or indirectly (1) affirmatively seek or solicit any discussions regarding the negotiation or formulation of any proposal, offer, dissolution, winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring of SAE other than the Restructuring (an “Alternative Proposal”), (2) publicly announce its intention not to pursue the Restructuring or (3) take any other action that is inconsistent with or is likely to delay the consummation of the Restructuring.

(c) Fiduciary Duty. Nothing in this Agreement or the Term Sheet shall prevent the Company from taking or failing to take any action that it is obligated to take (or to fail to take) in the performance of any fiduciary duty or as otherwise required by applicable law which the Company owes to any other person or entity under applicable law.

2.03 Definitive Documents.

(a) The “Definitive Documents” include, without limitation, (i) the definitive offering memorandum relating to the Exchange Offer (the “Offering Memorandum”) and ancillary documents and other amendments or consents related to the Exchange Offer, including, for the avoidance of doubt, the Consent Solicitation; (ii) the supplemental indenture to permit the entry into the Exchange Offer and related matters on the Closing Date; (iii) the definitive documents governing the Preferred Stock, including, without limitation, the certificate of designation, the material terms of which will be set forth in the Offering Memorandum; (iv) the definitive documents with respect to the Series C Warrants to be issued in connection with the Restructuring; (v) the definitive documents with respect to the management compensation arrangements set forth in the Term Sheet and any agreements or definitive documents related thereto; and (vi) any amended organizational documents or other governance documents. Each of the Definitive Documents shall be reasonably acceptable in all respects to the Required Supporting Holders, including with respect to any modifications, amendments or supplements to such Definitive Documents as permitted hereunder.

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(b) Without limiting the foregoing, each Party hereby covenants and agrees to (a) negotiate in good faith the Definitive Documents, which Definitive Documents shall contain terms and conditions consistent in all respects with this Agreement and (b) execute (to the extent such Party is a party thereto) and otherwise support implementation of the Definitive Documents and any other such documents or agreements as may be reasonably necessary or advisable to implement the Restructuring, the purposes of this Agreement and the Definitive Documents.

Section 3. Representations and Warranties

3.01 Mutual Representations and Warranties. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party (to the extent applicable), as of the RSA Effective Date, as follows (each of which is a continuing representation, warranty, and covenant):

(a) to the extent it is an entity, it is validly existing and in good standing under the laws of the state or other jurisdiction of its organization;

(b) it has all requisite direct or indirect power and authority to enter into and perform its respective obligations under this Agreement and the Definitive Documents to which it is a party, and such Party has been authorized to enter into and perform its respective obligations under this Agreement and the Definitive Documents;

(c) the execution, delivery, and performance by such Party of this Agreement does not and will not (i) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(d) the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, or approval of, or notice to, or other action to, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Exchange Act or other securities regulatory authorities under applicable securities laws;

(e) this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws relating to or limiting creditors’ rights generally, by equitable principles relating to enforceability or by the implied covenant of good faith and fair dealing; and

(f) it has been represented by legal counsel of its choosing in connection with this Agreement and the transactions contemplated by this Agreement, has had the opportunity to review this Agreement with its legal counsel, and has not relied on any statements made by any other Party or such other Party’s legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement or the transactions contemplated hereby.

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3.02 Representations and Warranties of the Supporting Holders. Each Supporting Holder, separately and not jointly, represents and warrants to the best of its knowledge, as of the date hereof that:

(a) with respect to the Second Lien Notes (each a “Holding”) held by such Supporting Holder, it:

(i) either (1) is the sole beneficial owner of the principal amount of such Holding, or (2) has sole investment or voting discretion with respect to the principal amount of such Holding and has the power and authority to bind the beneficial owners of such Holding to the terms of this Agreement, and (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Holding; provided that the amount of Holding held by such Supporting Holder shall not include any Holding held in a fiduciary capacity or held by any other division, distinct business unit or trading desk of such Supporting Holder (other than the division, business unit or trading desk expressly identified on the signature pages hereto) whose activities in connection with the administration of such Holding are separated from and not coordinated with such Supporting Holder’s activities, unless and until such division, business unit or trading desk is or becomes a party to this Agreement; provided further that, the foregoing representation shall not be violated as a result of Holdings currently being out for loan pursuant to a securities lending program so long as the Supporting Holder recalls such Holding (and the settlement of such recall occurs) prior to the expiration of the Exchange Offer; and

(ii) except as expressly permitted and accomplished in accordance with Section 5 of this Agreement, such Supporting Holder has made no assignment, sale, participation, grant, conveyance, pledge, or other transfer of, and has not entered into any other agreement to assign, sell, use, participate, grant, convey, pledge, or otherwise transfer, in whole in or part, any portion of its right, title, or interests in any such Holding held by the Supporting Holder that materially conflicts with the representations and warranties of such Supporting Holder in this Agreement or that would render such Supporting Holder otherwise unable to comply with this Agreement and perform its obligations hereunder, including its obligation to support the Restructuring, in all material respects; and

(b) the Supporting Holders, in entering into this Agreement and participating in the Restructuring, have not acted as a partnership, limited partnership, syndicate, or other “group” (as that term is used in Section 13(d) of the Exchange Act) for the purpose of acquiring, holding, disposing, or voting of securities of SAE; and

(c) with respect to the Second Lien Notes held by each Supporting Holder, such Second Lien Notes are owned by a person that is either (x) not a Company Affiliate or (y) a Specified Supporting Holder. For purposes of this Section 3.02(c), “Company Affiliate” means any owner of Second Lien Notes that directly or indirectly controls or is controlled by or is under direct or indirect common control with SAE or any Guarantor. For purposes of this Section 3.02(c), “Specified Supporting Holder” means any owner of Second Lien Notes who was a holder of Stub Notes as of July 27, 2016 and who entered into the Restructuring Support Agreement dated June 13, 2016, as amended, with SAE.

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Notwithstanding the foregoing, the Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Supporting Holder that is a separately managed account of an investment manager are being made only with respect to the claims managed by such investment manager, and shall not apply to (or be deemed to be made in relation to) any claims that may be beneficially owned by such Supporting Holder that are not held through accounts managed by such investment manager.

3.03 Representations and Warranties of the Company. SAE, on behalf of itself and each Guarantor party to the Second Lien Notes Indenture, as applicable, represents and warrants to the best of its knowledge, as of the date hereof that:

(a) it has, or upon the receipt of shareholder consents will have, authorized sufficient shares of Common Stock and Preferred Stock to effect the Restructuring as contemplated by this Agreement; and

(b) it has no knowledge of any “Default” or “Event of Default” under the ABL Credit Facility, Term Loan, or the Second Lien Notes Indenture which has occurred and is continuing.

Section 4. Termination Events

4.01 Supporting Holder Termination Events. The Required Supporting Holders may terminate this Agreement upon three business days’ prior written notice to SAE, unless otherwise set forth below, delivered in accordance with Section 8.11 hereof, upon the occurrence and continuation of any of the following events (each, a “Supporting Holder Termination Event”):

(a) the Launch Date shall not have occurred by December 22, 2017 or such later date as mutually agreed to by the Company and the Required Supporting Holders;

(b) the Closing Date with respect to the Exchange Offer shall not have occurred or the Minimum Condition has not been satisfied by February 14, 2018 or such later date as mutually agreed to by the Company and the Required Supporting Holders;

(c) the breach or noncompliance by SAE or any Guarantor under the Second Lien Notes Indenture (or failure to satisfy) in any material respect any of the obligations, representations, warranties, or covenants of such parties as set forth in this Agreement (including, without limitation, in Sections 2.02 or 2.04 hereto) that remains uncured for three business days after the receipt by SAE of written notice of such breach, but solely to the extent such breach or noncompliance is materially adverse to the Supporting Holders or materially affects the ability of SAE, on behalf of itself and its subsidiary Guarantors, to consummate the Restructuring contemplated herein;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order declaring this Agreement or any material portion to be unenforceable or enjoining or otherwise restricting the consummation of the Restructuring in a way that cannot reasonably be remedied by SAE;

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(e) the occurrence of an event of default beyond applicable grace period under (i) the ABL Credit Facility, (ii) the Term Loan Facility, (iii) the Stub Notes Indenture, or (iv) the Second Lien Notes Indenture, in each case, subject to all applicable notice, waiver, and cure provisions;

(f) SAE or any Guarantor under the Second Lien Notes Indenture executes a letter of intent or similar document stating an intention to pursue an alternative restructuring, liquidation, reorganization, wind-down, exchange, transaction, including an Alternative Proposal, other than that contemplated by this Agreement; or

(g) any of the Definitive Documents, or other documents in respect of the Restructuring are inconsistent with the material terms and conditions set forth in this Agreement, the Term Sheet or their respective exhibits and schedules;

Notwithstanding the foregoing, this Agreement shall, without any additional act or notice by any party, terminate immediately upon the occurrence of any of the following, except to effect the Restructuring as contemplated by this Agreement: (1) SAE or any Guarantor under the Second Lien Notes Indenture (a) consenting to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, or similar official of SAE or any substantial part of SAE’s property, (b) seeking any arrangement, adjustment, protection, or relief from its debts, or (c) making a general assignment for the benefit of its creditors; (2) SAE or any Guarantor under the Second Lien Notes Indenture commencing a voluntary case filed under title 11 of the United States Code; or (3) an involuntary case is filed against SAE or any Guarantor under the Second Lien Notes Indenture.

4.02 SAE Termination Events. SAE may terminate its obligations under this Agreement upon five business days’ prior written notice delivered to the Parties in accordance with Section 8.11 hereof, upon SAE’s knowledge of the occurrence of any of the following events (each, an “SAE Termination Event,” and together with the Supporting Holder Termination Events, the “Termination Events,” and each a “Termination Event”):

(a) the material breach by any of the Supporting Holders of any of the obligations, or covenants of such Supporting Holders set forth in this Agreement or any representation and warranty of such Supporting Holders failing to be accurate that would have a material adverse impact on the implementation or consummation of the Restructuring and that remains uncured for a period of five business days after the receipt by the breaching Supporting Holder(s) of written notice of such breach from SAE, but only if the non-breaching Supporting Holders own less than 85% of the Second Lien Notes;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of the Restructuring in a way that cannot reasonably be remedied by SAE; or

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(c) the board of directors of the Company determines, after receiving advice from counsel, that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties.

4.03 Effect of Termination

(a) Upon any termination of this Agreement under Sections 4.01 or 4.02, this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that they would have been entitled to take had they not entered into this Agreement; provided, however, that the SAE’s obligation to pay Professional Fees shall survive with respect to those reasonable and documented Professional Fees incurred through and including the date this Agreement is terminated. Notwithstanding the foregoing, any claim for breach of this Agreement that accrued prior to the date of a Party’s termination or termination of this Agreement (as the case may be) and all rights and remedies of the Parties hereto shall not be prejudiced as a result of termination.

(b) Notwithstanding any provision in this Agreement to the contrary, no Party shall terminate this Agreement if such Party is then in material breach of any provision hereof.

4.04 Termination Upon Consummation of the Restructuring. This Agreement shall terminate automatically without any further required action or notice upon the Closing Date.

Section 5. Transfer of Holdings

Without limiting the transfer restrictions under the Second Lien Indenture, each Supporting Holder agrees that so long as this Agreement has not been terminated in accordance with its terms, it shall not directly or indirectly sell, assign, pledge, hypothecate, convey, or otherwise transfer or dispose of or grant, issue, or sell any option, right to acquire, voting, participation, or other interest (each, a “Transfer”) in any Holding, unless the transferee thereof either (i) is a Supporting Holder and agrees to exchange such additional Holding and deliver related consents in the Exchange Offer, or (ii) prior to such Transfer, agrees in writing for the benefit of the other Parties to become a Supporting Holder and to be bound by all of the terms of this Agreement with respect to such acquired Holding by executing the joinder in the form attached hereto as Exhibit I (the “Joinder Agreement”), and delivering an executed copy thereof, within five business days of closing of such Transfer, to counsel to SAE and counsel to the Supporting Holders, as listed in Section 8.11 hereof, in which event the transferee (including a Supporting Holder transferee, if applicable) shall be deemed to be a Supporting Holder under this Agreement with respect to such transferred rights, claims, and obligations. Notwithstanding anything contained herein to the contrary, a Supporting Holder may Transfer any or all of its Holdings to any entity that, as of the date of the Transfer, controls, is controlled by, or is under common control with such Supporting Holder; provided, however, that such entity shall automatically be subject to the terms of this Agreement and deemed a Party hereto and must deliver an executed Joinder Agreement within five business days of the closing of such Transfer to counsel to SAE and counsel to the Supporting Holders. Each Supporting Holder agrees and acknowledges that any Transfer of any Holdings that does not comply with the terms and procedures set forth in this Section 5 shall be deemed null and void ab initio.

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Notwithstanding anything to the contrary in this Section 5, (i) a Qualified Marketmaker (as defined below) that acquires any Holdings from a Supporting Holder with the purpose and intent of acting as a Qualified Marketmaker for such Holdings (with the understanding that the Qualified Marketmaker will agree at the time of such acquisition to the terms of this paragraph), shall not be required to execute and deliver a Joinder Agreement or otherwise agree to be bound by this Agreement; and (ii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Holdings that it acquires from an existing holder of the Second Lien Notes that is not or has not been a Supporting Holder to a transferee that is not a Supporting Holder at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Joinder Agreement.

As used herein, “Qualified Marketmaker” means an entity that (a) holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against SAE (or enter with customers into long and short positions in claims against SAE), in its capacity as a dealer or marketmaker in claims against SAE and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

Section 6. Amendments

This Agreement, the Definitive Documents and any annexes or exhibits thereto may not be modified, amended, or supplemented, nor may any terms and conditions hereof or thereof be waived, without the prior written consent of SAE and the Required Supporting Holders. As used in this Agreement, “Required Supporting Holders” means Whitebox Advisors LLC, BlueMountain Capital Management, LLC, and Highbridge Capital Management LLC. Notwithstanding the foregoing, no modification, amendment or alteration shall be made in connection with the Restructuring to (a) the material terms of the Second Lien Notes or (b) the material economic terms of the Exchange Offer, in each case, without the prior written consent of each Supporting Holder.

Section 7. No Solicitation of Securities

Notwithstanding anything to the contrary herein, this Agreement is not and shall not be deemed to be an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase, sell, exchange or acquire securities for purposes of the Securities Act of 1933, as amended, and the Exchange Act.

Section 8. Miscellaneous

8.01 Further Assurances. Subject to the other terms hereof, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be commercially reasonably appropriate or necessary, from time to time, to effectuate the Restructuring in accordance with this Agreement.

8.02 Complete Agreement. This Agreement, exhibits and the annexes hereto, represent the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, consent, or acquiescence with respect to any provision of this Agreement, exhibits, and annexes hereto shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

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8.03 No Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity, except as provided in this Agreement. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

8.04 Headings. The headings of all Sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

8.05 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This Agreement is to be governed by and construed in accordance with the laws of the State of New York. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Each Party here irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

8.06 Counterparts. This Agreement may be executed and delivered (by facsimile, email, or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

8.07 Interpretation. This Agreement is the product of negotiations between the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

8.08 Relationship Among Supporting Holders. It is understood and agreed that no Supporting Holder has any duty of trust or confidence of any kind or form with any other Supporting Holders as a result of this Agreement, and, except as expressly provided in this Agreement, there are no commitments among or between them. It is further understood and agreed that any Supporting Holder may trade in the Second Lien Notes or other debt or equity securities of SAE without the consent of SAE or any other Supporting Holder, subject to applicable securities laws and the terms of this Agreement; provided, however, that no Supporting Holder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Supporting Holders shall in any way affect or negate this understanding and agreement. No Supporting Holder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be a part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Supporting Holder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Supporting Holders are in any way acting in concert or as such a “group.” The execution of this Agreement by any Supporting Holder shall not create, or be deemed to create, any fiduciary duties (actual or implied) to any other Supporting Holder.

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8.09 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case.

8.10 Acknowledgements. Notwithstanding anything herein to the contrary, none of the Supporting Holders shall (a) have any fiduciary duty or (b) other duties or responsibilities to each other, SAE, any subsidiary or affiliate of SAE, or any of SAE’s creditors or other stakeholders.

8.11 Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by hand delivery, electronic mail, courier, or overnight delivery (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to SAE, to:

SAExploration Holdings, Inc.

1160 Dairy Ashford Rd., Suite 160

Houston, Texas 77079

Attn: Brent Whiteley

Chief Financial Officer, General Counsel and Secretary

with copies to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Ave., Suite 4100

Dallas, Texas 75201

Attn:    Sarah Link Schultz

    David H. Botter

E-mail address:    sschultz@akingump.com

    dbotter@akingump.com

(b)	if to the Supporting Holders, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:    Andrew N. Rosenberg

     Larry G. Wee

E-mail address:    arosenberg@paulweiss.com

    lwee@paulweiss.com

Any notice given by hand delivery, electronic mail, mail, or courier shall be effective when received.

15

8.12 Disclosure of Supporting Holder Information. Unless required by applicable law or regulation, each Party agrees to keep confidential the amount of all Holdings in the Company held (beneficially or otherwise) by any individual Supporting Holder absent the prior written consent of such Supporting Holder; provided, however, that the Company may disclose the identity of each Supporting Holder and the aggregate amount of all Holdings in the Company held by the Supporting Holders. The Company shall use commercially reasonable efforts to submit drafts to the Supporting Holders of any press releases, public documents and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least one (1) business day prior to making any such disclosure. Any public filing of this Agreement that includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Supporting Holder. The Parties’ obligations under this Section 8.12 shall survive termination of this Support Agreement.

8.13 Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Supporting Holder, Indenture Trustee or SAE or the ability of each of the Supporting Holders, Indenture Trustee or SAE to protect and preserve its respective rights, remedies and interests. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

8.14 Several, Not Joint, Obligations. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.

8.15 Remedies. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

8.16 Specific Performance. This Agreement is intended as a binding commitment enforceable in accordance with its terms against the Parties. It is understood and expressly agreed by each of the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach without the necessity of proving the inadequacy of money damages as a remedy and without posting security for such relief.

8.17 No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

8.18 Consideration. The Parties hereby acknowledge that no consideration, other than that specifically described herein and the Definitive Documents, shall be due or paid to any Party for its agreement to accept the Restructuring in accordance with the terms and conditions of this Agreement.

16

8.19 Survival. Notwithstanding anything herein to the contrary, the acknowledgements, agreements and obligations of the Parties in this Section 8.19 and Sections 2.01(e), 4.03(a), 8.08, 8.09, 8.12 and 8.15 shall survive any termination of this Agreement and shall continue in full force and effect in accordance with the terms thereof.

[Signatures on Following Page]

17

IN WITNESS WHEREOF, the Company and the Supporting Holders have caused this Agreement to be executed and delivered by their respective and duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

SAExploration Holdings, Inc.

/s/ Brent Whiteley
Name: Brent Whiteley
Title: CFO & General Counsel

SAExploration Sub, Inc.

/s/ Brent Whiteley
Name: Brent Whiteley
Title: CFO & General Counsel

SAExploration, Inc.

/s/ Brent Whiteley
Name: Brent Whiteley
Title: CFO & General Counsel

SAExploration Seismic Services (US), LLC

/s/ Brent Whiteley
Name: Brent Whiteley
Title: CFO & General Counsel

NES, LLC

/s/ Brent Whiteley
Name: Brent Whiteley
Title: CFO & General Counsel

Whitebox Asymetric Partners, LP

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CEO

Whitebox Credit Partners, LP

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CEO

Whitebox Multi-Strategy Partners, LP

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CEO

Whitebox Institutional Partners, LP

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CEO

Signature Page to Restructuring Support Agreement

Blue Mountain Credit Alternatives Master Fund L.P.

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

BlueMountain Guadalupe Peak Fund L.P.

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

BlueMountain Montenvers Master Fund SCA SICAV-SIF

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

BlueMountain Summit Trading L.P.

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

Signature Page to Restructuring Support Agreement

Blue Mountain Kicking Horse Fund L.P.

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

BlueMountain Timberline Ltd.

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

Signature Page to Restructuring Support Agreement

1992 MSF International Ltd.
By Highbridge Capital Management, LLC,
as Trading Manager

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Portfolio Manager/Managing Director

1992 Tactical Credit Master Fund, L.P.
By Highbridge Capital Management, LLC,
as Trading Manager

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Portfolio Manager/Managing Director

Signature Page to Restructuring Support Agreement

MORGAN STANLEY INVESTMENT MANAGEMENT INC., as investment manager on behalf of certain funds and accounts

By:	/s/ Richard J. Lindquist
Name:	Richard J. Lindquist
Title:	Managing Director

Signature Page to Restructuring Support Agreement

[Supporting Holder]

By:	/s/ Ming Shao
Name:	Ming Shao
Title:	Director of Fixed Income Investments
DuPont Capital Management

Signature Page to Restructuring Support Agreement

[Supporting Holder]

By:	/s/ Samuel Barker
Name:	Samuel Barker
Title:	Senior Analyst
AMZAK CAPITAL MANAGEMENT LLC

Signature Page to Restructuring Support Agreement

[Supporting Holder]

By:	/s/ David P. Cohen
Name:	David P. Cohen
Title:	President, Minerva Advisors

Signature Page to Restructuring Support Agreement

[Supporting Holder]

By:	/s/ Steven Roth
Name:	Steven Roth
Title:	Beneficial Owner

Signature Page to Restructuring Support Agreement

Acknowledgment1

Reference is hereby made to that certain Amended and Restated Credit and Security Agreement, dated as of September 22, 2017 (the “ABL Credit Agreement”) and that certain Term Loan and Security Agreement, dated as of June 29, 2016, as amended by Amendment No. 1 to Term Loan and Security Agreement, dated as of October 24, 2016, as further amended by Amendment No. 2 to Term Loan and Security Agreement, dated as of September 8, 2017 (the “Term Loan Agreement”).

Each of the undersigned, in its capacity as a lender under the ABL Credit Agreement and/or Term Loan Agreement, agrees subject to the terms and conditions of the Agreement, and for so long as the Agreement has not been terminated in accordance with the terms thereof, if and when solicited, to timely vote all claims with respect to the ABL Credit Agreement and/or Term Loan Agreement for which such lender has voting power in favor of the Plan.

[1]	Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Restructuring Support Agreement set forth above.

Whitebox Asymetric Partners, LP, in its capacity as lender under the ABL Credit Agreement

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CEO

Whitebox Credit Partners, LP, in its capacity as lender under the ABL Credit Agreement

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CEO

Whitebox Multi-Strategy Partners, LP, in its capacity as lender under the ABL Credit Agreement

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CEO

Whitebox Institutional Partners, LP in its capacity as lender under the ABL Credit Agreement

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CEO

Signature Page to Acknowledgement

WBox 2015-7 Ltd., in its capacity as lender under the Term Loan Agreement

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Director

Signature Page to Acknowledgement

Acknowledgment2

Reference is hereby made to that certain Amended and Restated Credit and Security Agreement, dated as of September 22, 2017 (the “ABL Credit Agreement”) and that certain Term Loan and Security Agreement, dated as of June 29, 2016, as amended by Amendment No. 1 to Term Loan and Security Agreement, dated as of October 24, 2016, as further amended by Amendment No. 2 to Term Loan and Security Agreement, dated as of September 8, 2017 (the “Term Loan Agreement”).

Each of the undersigned, in its capacity as a lender under the ABL Credit Agreement and/or Term Loan Agreement, agrees subject to the terms and conditions of the Agreement, and for so long as the Agreement has not been terminated in accordance with the terms thereof, if and when solicited, to timely vote all claims with respect to the ABL Credit Agreement and/or Term Loan Agreement for which such lender has voting power in favor of the Plan.

[2]	Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Restructuring Support Agreement set forth above.

Blue Mountain Credit Alternatives Master Fund L.P., in its capacity as lender under the Term Loan Agreement

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

BlueMountain Guadalupe Peak Fund L.P., in its capacity as lender under the Term Loan Agreement

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

BlueMountain Montenvers Master Fund SCA SICAV-SIF, in its capacity as lender under the Term Loan Agreement

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

BlueMountain Summit Trading L.P. , in its capacity as lender under the Term Loan Agreement

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

Signature Page to Acknowledgement

Blue Mountain Kicking Horse Fund L.P. , in its capacity as lender under the Term Loan Agreement

By:	/s/ David M. O’Mara
Name:	David M. O’Mara
Title:	Deputy General Counsel

Signature Page to Acknowledgement

Acknowledgment3

Reference is hereby made to that certain Amended and Restated Credit and Security Agreement, dated as of September 22, 2017 (the “ABL Credit Agreement”) and that certain Term Loan and Security Agreement, dated as of June 29, 2016, as amended by Amendment No. 1 to Term Loan and Security Agreement, dated as of October 24, 2016, as further amended by Amendment No. 2 to Term Loan and Security Agreement, dated as of September 8, 2017 (the “Term Loan Agreement”).

Each of the undersigned, in its capacity as a lender under the ABL Credit Agreement and/or Term Loan Agreement, agrees subject to the terms and conditions of the Agreement, and for so long as the Agreement has not been terminated in accordance with the terms thereof, if and when solicited, to timely vote all claims with respect to the ABL Credit Agreement and/or Term Loan Agreement for which such lender has voting power in favor of the Plan.

MORGAN STANLEY INVESTMENT MANAGEMENT INC., as investment manager on behalf of certain funds and accounts

By:	/s/ Richard J. Lindquist
Name:	Richard J. Lindquist
Title:	Managing Director

[3]	Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Restructuring Support Agreement set forth above.

Acknowledgment4

Reference is hereby made to that certain Amended and Restated Credit and Security Agreement, dated as of September 22, 2017 (the “ABL Credit Agreement”) and that certain Term Loan and Security Agreement, dated as of June 29, 2016, as amended by Amendment No. 1 to Term Loan and Security Agreement, dated as of October 24, 2016, as further amended by Amendment No. 2 to Term Loan and Security Agreement, dated as of September 8, 2017 (the “Term Loan Agreement”).

Each of the undersigned, in its capacity as a lender under the ABL Credit Agreement and/or Term Loan Agreement, agrees subject to the terms and conditions of the Agreement, and for so long as the Agreement has not been terminated in accordance with the terms thereof, if and when solicited, to timely vote all claims with respect to the ABL Credit Agreement and/or Term Loan Agreement for which such lender has voting power in favor of the Plan.

[Supporting Holder]

By:	/s/ Ming Shao
Name:	Ming Shao
Title:	Director of Fixed Income Investments
DuPont Capital Management

[4]	Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Restructuring Support Agreement set forth above.

Acknowledgment5

Reference is hereby made to that certain Amended and Restated Credit and Security Agreement, dated as of September 22, 2017 (the “ABL Credit Agreement”) and that certain Term Loan and Security Agreement, dated as of June 29, 2016, as amended by Amendment No. 1 to Term Loan and Security Agreement, dated as of October 24, 2016, as further amended by Amendment No. 2 to Term Loan and Security Agreement, dated as of September 8, 2017 (the “Term Loan Agreement”).

Each of the undersigned, in its capacity as a lender under the ABL Credit Agreement and/or Term Loan Agreement, agrees subject to the terms and conditions of the Agreement, and for so long as the Agreement has not been terminated in accordance with the terms thereof, if and when solicited, to timely vote all claims with respect to the ABL Credit Agreement and/or Term Loan Agreement for which such lender has voting power in favor of the Plan.

[Supporting Holder]

By:	/s/ Samuel Barker
Name:	Samuel Barker
Title:	Senior Analyst
AMZAK CAPITAL MANAGEMENT LLC

[5]	Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Restructuring Support Agreement set forth above.

Acknowledgment6

Reference is hereby made to that certain Amended and Restated Credit and Security Agreement, dated as of September 22, 2017 (the “ABL Credit Agreement”) and that certain Term Loan and Security Agreement, dated as of June 29, 2016, as amended by Amendment No. 1 to Term Loan and Security Agreement, dated as of October 24, 2016, as further amended by Amendment No. 2 to Term Loan and Security Agreement, dated as of September 8, 2017 (the “Term Loan Agreement”).

Each of the undersigned, in its capacity as a lender under the ABL Credit Agreement and/or Term Loan Agreement, agrees subject to the terms and conditions of the Agreement, and for so long as the Agreement has not been terminated in accordance with the terms thereof, if and when solicited, to timely vote all claims with respect to the ABL Credit Agreement and/or Term Loan Agreement for which such lender has voting power in favor of the Plan.

[Supporting Holder]

By:	/s/ David P. Cohen
Name:	David P. Cohen
Title:	President, Minerva Advisors

[6]	Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Restructuring Support Agreement set forth above.

Annex A

Term Sheet

SAEXPLORATION HOLDINGS, INC.

Term Sheet

December 19, 2017

This term sheet (the “Term Sheet”) is an exhibit to the Restructuring Support Agreement (the “RSA”) and sets forth an outline of certain material terms and conditions of a comprehensive restructuring and recapitalization (the “Restructuring”) of the balance sheet of SAExploration Holdings, Inc. (the “Company”). This Term Sheet is intended as a summary for discussion purposes only and does not constitute a commitment, obligation, or agreement to provide, arrange, or syndicate any financing on the part of the Supporting Holders (as defined below) other than as set forth in the RSA. Only execution and delivery of definitive documentation relating to the Restructuring shall result in any binding or enforceable obligations of any party with respect thereto.

Overview of the Restructuring

Pursuant to the Restructuring, on the Closing Date (as defined below), the Supporting Holders will exchange their Second Lien Notes (as defined below) for (i) shares of common stock (the “Common Stock”) of the Company,7 (ii) shares of convertible preferred stock (the “Preferred Stock”) of the Company on the terms set forth on Schedule 1 hereto, and (iii) warrants (the “Series C Warrants”) of the Company, on the terms set forth on Schedule 2 hereto, as contemplated by the Exchange Offer (as defined below). Other Participating Holders (as defined below), including eligible holders of Stub Notes8 (as defined below) shall have the opportunity to participate in the Exchange Offer on equal terms with the Supporting Holders.

The Company	SAExploration Holdings, Inc.

Current Capital Structure	The indebtedness of the Company as of the date of this Term Sheet is as follows:

•  that certain Amended and Restated Credit and Security Agreement, dated as of September 22, 2017, by and among the lenders party thereto, SAExploration, Inc., as borrower, the Company and the other guarantors party thereto, as

[7]	To facilitate the expeditious closing of the Exchange Offer, the Company will limit the amount of Common Stock initially issued to the Participating Holders pursuant to the exchange to 19.99% of the Company’s outstanding Common Stock, with any shares that would be in excess of the 19.99% threshold to be issued as convertible preferred stock that would automatically convert (subject to the last sentence of the first bullet under the section below captioned “The Exchange Offer”) into common stock upon shareholder approval.
[8]	For the purposes of calculating the exchange consideration, the parties have assumed that holders of Eligible Stub Notes hold $1.25 million in Stub Notes. In the event of participation by Second Lien Holders and Stub Notes Holders tendering Existing Notes and Stub Notes in an aggregate principal amount in excess of $86,239,643, the total exchange consideration would remain the same and the exchange consideration per each $1,000 in principal amount of Second Lien Notes plus accrued and unpaid interest thereon or $1,000 principal amount of Stub Notes plus accrued and unpaid interest thereon would be adjusted downward accordingly, such that the exchange consideration otherwise receivable will be multiplied by a fraction, the numerator of which is $86,239,643 and the denominator of which is the sum of (x) the aggregate principal amount of Existing Notes validly tendered and accepted and (y) the aggregate principal amount of Stub Notes validly tendered and accepted.

guarantors, and Cantor Fitzgerald Securities, as agent, providing for, among other things, a $16 million line of credit secured by the Company’s U.S. assets, including accounts receivable and equipment, subject to certain exclusions and exceptions (the “ABL Credit Facility”);

•  that certain Term Loan and Security Agreement, dated as of June 29, 2016, as amended by Amendment No. 1 to Term Loan and Security Agreement, dated as of October 24, 2016, as further amended by Amendment No. 2 to Term Loan and Security Agreement, dated as of September 8, 2017, by and among the Company, the guarantors party thereto, the lenders party thereto and Delaware Trust Company, as agent, providing for, among other things, a $30 million multi-draw senior secured term loan facility secured by the Company’s U.S. assets, including accounts receivable and equipment, subject to certain exclusions and exceptions (the “Term Loan Facility”);

•  10.000% Senior Secured Notes due 2019 (the “Stub Notes”, and the holders thereof, the “Stub Holders”), issued pursuant to that certain indenture, dated as of July 2, 2014 (the “Stub Notes Indenture”), by and among the Company, the guarantors party thereto and Wilmington Savings Fund Society, FSB, as successor trustee, of which there is outstanding as of the date of this Term Sheet approximately $1.9 million in aggregate principal amount; and

•  10.000% Senior Secured Second Lien Notes due 2019 (the “Second Lien Notes”, and the holders thereof, the “Second Lien Holders”), issued pursuant to that certain indenture, dated as of July 27, 2016 (the “Second Lien Notes Indenture”), by and among the Company, the guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee, of which there is outstanding as of the date of this Term Sheet approximately $85 million in aggregate principal amount.

The equity capitalization of the Company as of the date of this Term Sheet is as follows:

•  55,000,000 shares of Common Stock are authorized to be issued.

•  9,424,534 shares of Common Stock are issued and outstanding.

•  519,125 shares of Common Stock are issuable pursuant to outstanding grants under the Company’s Amended and Restated 2016 Long-Term Incentive Plan (the “Existing MIP”).

•  799,091 shares of Common Stock may be granted, and are reserved for issuance, under the Existing MIP.

•  154,376 Series A warrants (the “Series A Warrants”) with an expiration date of July 27, 2021 are outstanding. The Series A Warrants have an exercise price of $10.30 and become exercisable 30 days in advance of their expiration date contingent upon the receipt by the Company of Tax Credit certificates in a face amount of at least $25 million issued by the State of Alaska.

•  154,376 Series B warrants (the “Series B Warrants” and together with the Series A Warrants, the “Existing Warrants”) with an expiration date of July 27, 2021 are outstanding. The Series B Warrants have an exercise price of $12.88 and become exercisable 30 days in advance of their expiration date contingent upon the receipt by the Company of Tax Credit certificates in a face amount of at least $25 million issued by the State of Alaska.

•  An additional 44,467,623 shares of Common Stock are authorized to be issued (net of shares reserved for the Existing MIP and the Existing Warrants).

•  1,000,000 shares of Preferred Stock are authorized to be issued. No shares of Preferred Stock are currently outstanding.

Supporting Holders	“Supporting Holders” means the Second Lien Holders executing the RSA, including those Second Lien Holders listed on Schedule 3. “Required Supporting Holders” has the meaning set forth in the RSA.

Overview of the Restructuring	Subject to the terms set forth in the RSA and this Term Sheet, the Restructuring will include:

• on or about December 19, 2017 (the “RSA Effective Date”), the Company and holders of not less than 85% of the aggregate principal amount of Second Lien Notes shall execute the RSA;

•  on or before December 22, 2017 (the “Consent Date”), the Company shall have obtained such waivers, consents or amendments to the ABL Credit Facility and the Term Loan Facility as necessary to give effect to and permit the Restructuring referred to herein; and

•  on or before December 22, 2017 (the “Launch Date”), the Company shall commence an exchange offer and consent solicitation pursuant to which, assuming all Second Lien Notes and Stub Notes held by eligible Stub Holders (the “Eligible Stub Notes”) are validly tendered, the Second Lien Notes and Eligible Stub Notes shall be exchanged for (i) 22,426,160 shares of Common Stock equal to 54.9% of the outstanding shares of Common Stock on the Closing Date (on a fully diluted basis after giving effect to dilution from full exercise of the Series C Warrants) subject to future dilution by the MIP Shares (as defined below), the conversion of the Preferred Stock and the exercise of the Existing Warrants, (ii) 35,000 shares of Preferred Stock, and (iii) 8,169,822 Series C Warrants to purchase 8,169,822 shares of Common Stock, as may be adjusted from time to time; provided that the shares of Common Stock referred to in clause (i) and the Series C Warrants referred to in clause (iii) would be adjusted pursuant to any Participating Holder’s right to elect to receive Series C Warrants in lieu of shares of Common Stock as described below.

It is anticipated that the Exchange Offer will close, and that the shares of Common Stock, Preferred Stock and the Series C Warrants will be issued, on a date that is intended to be no later than 45 days after the Launch Date, subject to the satisfaction or waiver of the closing conditions set forth herein and in the RSA (assuming no amendments and/or extensions of the offer period (the “Closing Date”)).

The Exchange Offer	Eligible[9] Second Lien Holders and Eligible[4] Stub Holders will be offered an opportunity to participate pro rata in the exchange offer for the Second Lien Notes and Stub Notes (together, the “Exchange Offer”), pursuant to which each participating Second Lien Holder (the “Participating Second Lien Holders”) and participating Eligible Stub Holder (the “Participating Eligible Stub Holders” and together with the Participating Second Lien Holders, the “Participating Holders”) shall receive, on the Closing Date, for every $1,000 principal amount of Second Lien Notes plus accrued and unpaid interest, from and including January 15, 2018, thereon[10] or $1,000 principal amount of Stub Notes plus accrued and unpaid interest, from and including January 15, 2018, thereon[11] tendered for exchange (subject to a minimum tender of $1 principal amount and in $1 increments in excess thereof on Existing Notes and $2,000 principal amount and in $1,000 in excess thereof on Stub Notes):

[9]	To include Second Lien Holders and Stub Holders who are “Qualified Institutional Buyers” and/or “Accredited Investors.” For the purposes of calculating the exchange consideration, the parties have assumed that holders of Eligible Stub Notes hold $1.25 million in Stub Notes. In the event of participation by Second Lien Holders and Stub Notes Holders tendering Existing Notes and Stub Notes in an aggregate principal amount in excess of $86,239,643, the total exchange consideration would remain the same and the exchange consideration per $1,000 in principal amount of Second Lien Notes plus accrued and unpaid interest thereon or $1,000 principal amount of Stub Notes plus accrued and unpaid interest thereon would be adjusted downward accordingly, such that the exchange consideration otherwise receivable will be multiplied by a fraction, the numerator of which is $86,239,643 and the denominator of which is the sum of (x) the aggregate principal amount of Existing Notes validly tendered and accepted and (y) the aggregate principal amount of Stub Notes validly tendered and accepted.
[10]	Accrued and unpaid interest from October 15, 2017 to, but not including, January 15, 2018 will be paid on the Closing Date in cash.
[11]	Accrued and unpaid interest from July 15, 2017 to, but not including, January 15, 2018 will be paid on the Closing Date in cash.

•  260.0447 shares of Common Stock (such that, if all Second Lien Notes and Eligible Stub Notes are validly tendered, the Participating Holders would own approximately 54.9% of the outstanding shares of Common Stock as of the Closing Date (on a fully diluted basis after giving effect to dilution from full exercise of the Series C Warrants), subject to future dilution by the MIP Shares, the conversion of the Preferred Stock and the Existing Warrants). To the extent that any Participating Holder would be the beneficial owner of 10% or more of the outstanding shares of Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act) after giving effect to the issuance of Common Stock in connection with the Exchange Offer, such Participating Holder shall have the option to instead receive, on a one-for-one basis in lieu of the number of shares of Common Stock to be issued in connection with the Exchange Offer that would cause such Participating Holder to be the beneficial owner of 10% or more of the outstanding shares of Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act), Series C Warrants;

• 0.4058 shares of Preferred Stock; and

•  94.7339 Series C Warrants that, together with all other Series C Warrants issued in the Exchange Offer, upon exercise would be entitled to 5.26% of the fully diluted shares of Common Stock as of the Closing Date (after giving effect to the conversion of the Preferred Stock), but subject to future dilution by the MIP Shares and the exercise of the Existing Warrants.

The Restructuring will be conditioned on participation in the Exchange Offer by Participating Second Lien Holders holding at least 95% of the principal amount of the Second Lien Notes outstanding as of the Closing Date or such requisite lower amount as may be determined by the Company and the Supporting Holders pursuant to the terms of the RSA (the “Minimum Condition”).

Pursuant to, and subject to the terms of, the RSA and this Term Sheet, the Supporting Holders shall agree to participate in the Exchange Offer for the full amount of their Second Lien Notes (including both principal and interest through the Closing Date), to deliver consents to amend the Second Lien Notes Indenture and to waive withdrawal rights with respect to their tendered Second

Lien Notes and related Second Lien Consents, each as further described below under “Second Lien Consent Solicitation” and to the extent set forth in the RSA. Notwithstanding the foregoing or anything else to the contrary herein, the obligation of the Supporting Holders to participate in the Exchange Offer will be subject to the terms and conditions set forth herein and in the RSA.

Second Lien Consent Solicitation	In connection with the Exchange Offer, the Company will seek consents (the “Second Lien Consents”) from Participating Second Lien Holders to amend the Second Lien Notes Indenture (the “Second Lien Consent Solicitation”) to:

•  waive the applicable change of control provisions; amend the definition of “Permitted Holders” for purposes of the Change of Control covenant to include the Supporting Holders and their related parties; and/or delete the change of control provisions entirely;

•  amend the Payments for Consents covenants in connection with the transactions contemplated by this Term Sheet;

•  eliminate all restrictive covenants that may be modified with the approval of the Participating Second Lien Holders, including change of control, incurrence of indebtedness and issuance of preferred stock, making of restricted payments, restrictions on dividend blockers, restrictions on liens, additional guarantors, additional collateral, limitation on asset sales and entry into affiliate transactions;

•  eliminate rights to the Collateral (as defined in the Second Lien Indenture) and the proceeds thereof; and

•  provide for the release of all liens on such Collateral.

In order to tender Second Lien Notes for exchange in the Exchange Offer, Participating Second Lien Holders shall be required to deliver consents in the Second Lien Consent Solicitation. Supporting Holders will participate in the Exchange Offer and Second Lien Consent Solicitation on the terms and conditions set forth herein and in the RSA, and Supporting Holders shall, subject to the terms and conditions of the RSA, waive withdrawal rights with respect to tendered Second Lien Notes and the related Second Lien Consents, with the effect that the Company and the trustee for the Second Lien Notes Indenture shall be able to enter into a supplemental indenture with respect to the Second Lien Notes to permit the entry into the Exchange Offer and related matters on the Closing Date. The amendments to the Second Lien Notes Indenture that are made pursuant to the Second Lien Consent Solicitation will not be operative unless the Exchange Offer is completed according to its terms.

Stub Notes Consent Solicitation	In connection with the Exchange Offer, the Company will seek consents (the “Stub Notes Consents”) from Participating Eligible Stub Holders to amend the Stub Notes Indenture (the “Stub Notes Consent Solicitation”) to:

•  waive the applicable change of control provisions; amend the definition of “Permitted Holders” for purposes of the Change of Control covenant to include the Supporting Holders and their related parties; and/or delete the change of control provisions entirely;

•  amend the Payments for Consents covenants in connection with the transactions contemplated by this Term Sheet;

•  eliminate all restrictive covenants that may be modified with the approval of the Participating Eligible Stub Holders, including change of control, incurrence of indebtedness and issuance of preferred stock, making of restricted payments, restrictions on dividend blockers, restrictions on liens, additional guarantors, additional collateral, limitation on asset sales and entry into affiliate transactions;

•  eliminate rights to the Collateral (as defined in the Stub Notes Indenture) and the proceeds thereof; and

•  provide for the release of all liens on such Collateral.

In order to tender Stub Notes for exchange in the Exchange Offer, Participating Eligible Stub Holders shall be required to deliver consents in the Stub Notes Consent Solicitation. The amendments to the Stub Notes Indenture that are made pursuant to the Stub Notes Consent Solicitation will not be operative unless the requisite consents are received and the Exchange Offer is completed according to its terms.

ABL Credit Facility	The ABL Credit Facility shall remain in place; provided that consummation of the Restructuring shall be subject to obtaining the necessary consents or waivers from the lenders thereto.

Term Loan Facility	The Term Loan Facility shall remain in place; provided that consummation of the Restructuring shall be subject to obtaining the necessary consents or waivers from the lenders thereto.

Management Incentive Plan	The Management Incentive Plan will have terms set forth on Exhibit C.

Treatment of Existing Equity Holders	Following the Restructuring and after giving effect to the Exchange Offer, all existing equity interests in the Company shall be unaffected and the holders thereof shall retain all legal, equitable and contractual rights to which the holders of such interests are otherwise entitled. Assuming all Second Lien Notes and Eligible Stub Notes are validly tendered, the existing holders of Common Stock in the aggregate will own approximately 6.6% of the outstanding shares of Common Stock as of the Closing Date (on a fully diluted basis after giving effect to dilution from full conversion of the Preferred Stock and full exercise of the Series C Warrants); provided that such ownership shall be subject to future dilution by the issuance of the MIP Shares and the exercise of the Existing Warrants.

Public Status; Listing	The Company shall use commercially reasonable efforts to remain an SEC-registered public company and shall continue to file reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Company shall use its commercially reasonable efforts to continue to comply with the listing requirements of the Nasdaq Capital Market as of the effective date of the Restructuring so that existing shares of Common Stock will continue to be, and the new shares of Common Stock issued in the Restructuring will be, listed on the Nasdaq Capital Market on or as soon as reasonably practicable after the effective date of the Restructuring.

On or prior to the Launch Date, the Company shall have obtained board approval and the requisite shareholder votes to affect the Restructuring and to amend its corporate governance documents, as necessary.

Registration Rights	Customary demand, shelf and piggyback registration rights will be provided to holders of greater than 2.5% of the outstanding Common Stock on a fully-diluted basis (including dilution from the issuances of Common Stock in the Exchange Offer, full conversion of the Preferred Stock and full exercise of the Series C Warrants) with respect to the Common Stock (including the Common Stock issued upon conversion of the Preferred Stock or exercise of the Series C Warrants), whether held at closing or thereafter acquired. The calculation of holdings for purposes of registration rights will be made on the basis of aggregation principles under Rule 144 under the Securities Act. Customary registration expenses of the holders will be paid by the Company.

Closing Conditions	The effectiveness of the Restructuring shall be conditioned upon the absence of any material business, regulatory or legal impediments thereto, as determined by the Supporting Holders in their reasonable discretion, and shall be subject to customary closing conditions, including, without limitation:

• the negotiation and execution of definitive documentation acceptable to the Supporting Holders and the Company;

• participation by holders of the outstanding Second Lien Notes satisfying the Minimum Condition in the Exchange Offer and Second Lien Consent Solicitation;

• the receipt of any and all government and other necessary consents in connection with the Restructuring;

• the closing of the Exchange Offer occurring on or prior to February 14, 2018 (or such later date as mutually acceptable to the Company and the Supporting Holders);

•  receipt of any necessary amendments and/or waivers from the lenders under the ABL Credit Facility and the Term Loan Facility;

•  continued listing of the Company’s Common Stock on a national securities exchange, i.e., NASDAQ;

•  payment of all fees and expenses incurred by the Supporting Holders and the indenture trustee, including, without limitation, the fees and expenses of their legal advisors, as described below; and

•  such other conditions as set forth in the RSA and as are customary for transactions of this type.

Fiduciary Out / Shop Right	As set forth in the RSA, the Company may terminate the RSA upon five business days’ prior notice if the board of directors of the Company determines, after receiving advice from counsel, that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties. Nothing in this Term Sheet or the RSA shall prevent the Company from taking or failing to take any action that it is obligated to take (or to fail to take) in the performance of any fiduciary duty or as otherwise required by applicable law which the Company owes to any other person or entity under applicable law.

Fees and Expenses	The Company shall pay promptly all accrued and unpaid fees and expenses of the Supporting Holders and any agent or trustee under the various debt documents in connection with the Restructuring (whether or not the Restructuring is consummated) including, without limitation, the fees, costs and expenses incurred by one primary outside counsel and one local counsel representing the Supporting Holders in connection with the Restructuring.

Reservation of Rights	Nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Company and the Supporting Holders to protect and fully preserve all of their rights, remedies, claims and interests, including the Supporting Holders’ claims against the Company or any other party in interest or their respective property. If the Restructuring is not consummated, the Company and the Supporting Holders fully reserve any and all of their respective rights.

No Admission	Nothing in the Term Sheet is or shall be deemed to be an admission of fact or liability or deemed binding on the Company or the Supporting Holders.

Governing Law	New York, except to the extent governed by Delaware law as provided for herein or in the RSA.

Schedule 1

Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

Preferred Stock Term Sheet

Issuer	The Company.

Participating Holders	The Supporting Holders and any additional Participating Holders who validly tender their Second Lien Notes or Stub Notes in the Exchange Offer.

Number of Shares	On the Closing Date, each Participating Holder will receive 0.4058 shares of Preferred Stock for each $1,000 in aggregate principal amount of Second Lien Notes plus accrued and unpaid interest thereon or $1,000 principal amount of Stub Notes plus accrued and unpaid interest thereon validly tendered. If all of the outstanding Second Lien Notes and Eligible Stub Notes are validly tendered, then the Participating Holders would receive 35,000 shares of Preferred Stock in the aggregate.

Anticipated Closing Date	February 14, 2018 but subject to “Closing Conditions” described in the Term Sheet.

Maturity	The Company is required to redeem the Preferred Stock as set forth in the redemption section below.

Dividends	The Preferred Stock will have an 8% annual dividend, which dividend shall be payable with additional shares of Preferred Stock, unless the Company’s Free Cash Flow for the twelve-month period prior to such dividend payment exceeded $15 million, in which case the dividend shall be payable in cash. “Free Cash Flow” means adjusted EBITDA less capital expenditures.

Voting Rights	The Preferred Stock will have certain separate class voting rights with respect to amendments that adversely affect the rights, preferences and privileges of the Preferred Stock, including, without limitation, their distribution, Liquidation Preference, redemption and conversion rights, their ranking and certain other protections, including, but not limited to, an anti-layering provision and certain consent rights with respect to the granting of liens on the Alaskan tax credits (other than the liens granted to secure obligations under the ABL Credit Agreement and the Term Credit Agreement).

Conversion, including Upon Change of	The Preferred Stock will not be convertible prior to the third anniversary of the Closing Date, other than by the Company (with respect to all Preferred Stock outstanding) or by each of the Holders (with respect to the Preferred

Control

Stock of such Holder), in each case, upon a Change of Control (as defined below). Upon request of the Company, the three-year non-conversion period may be waived by Holders of 66 2/3% of the shares of Preferred Stock. Following the third anniversary of the Closing Date or the earlier waiver by Holders of 66 2/3% of the shares of the Preferred Stock of the three-year non-conversion period, the Company shall have the right to cause the conversion of shares of all outstanding Preferred Stock into shares of Common Stock, and each Holder shall have the right to cause the conversion of its shares of outstanding Preferred Stock into shares of Common Stock. The initial conversion rate shall be 3,271.4653 shares of Common Stock per share of Preferred Stock (subject to the “Conversion Rate Adjustments” referenced below and adjusted for accrued and unpaid dividends).

Any investment (a “Qualified Investment”) by a Strategic Investor (definition to be agreed) of 10% or more and less than 50% of the outstanding primary shares (i.e., assuming conversion of everything but the Preferred Stock) will result in the neutering of the anti-dilution adjustment for the Preferred Stock with respect to shares purchased by the Strategic Investor. Any investment of more than 50% will result in a Change of Control, which will trigger the right for the Company to force conversion of the Preferred Stock or for any Holder to force conversion of its Preferred Stock. Under any circumstances, the Company is free to redeem the Preferred Stock at par.

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended) other than a Permitted Holder (as defined below); (ii) the adoption or the approval by the holders of capital stock of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person, other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Company, measured by voting power rather than number of shares; or (iv) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than Disqualified Stock

(as defined in the Second Lien Notes Indenture)) of the surviving or transferee person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person (immediately after giving effect to such issuance).

“Permitted Holders” means any of (a) the Supporting Holders, (b) any Related Party (definition to be agreed) thereof and (c) any person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the capital stock of the Company or any direct or indirect parent entity or securities convertible into or exchangeable or exercisable for such capital stock.

Conversion Rate Adjustments	If, after the Closing Date, subject to certain customary exceptions, the Company (i) makes a dividend on its Common Stock payable in shares of Common Stock or other Company shares, (ii) subdivides or splits its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combines or reclassifies its Common Stock into a lesser number of shares of Common Stock, (iv) issues by reclassification of its Common Stock any Company shares (including any reclassification in connection with a merger, consolidation or business combination in which the Company is the surviving entity), (v) effects a pro rata repurchase of Common Stock, (vi) issues to any person, other than in a Qualified Investment, shares of Common Stock, rights, options, warrants or convertible Preferred Stock entitling them to subscribe for or purchase shares of Common Stock at less than the market value thereof, (vii) distributes to holders of shares of Common Stock evidences of indebtedness, Company shares (other than Common Stock) or other assets (including securities, but excluding any dividend referred to in clause (i), any rights or warrants referred to in clause (vi), any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries and any dividend of Preferred Stock, Common Stock or any class or series, or similar Company shares, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions described below), or (viii) consummates a spin-off, where the Company makes a distribution to all holders of shares of Common Stock consisting of stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, then the Conversion Rate in effect at the time of the record date for such dividend or the effective date of any such other transaction shall be proportionately adjusted: (1) in respect of clauses (i) through (iv) above, so that the conversion of the shares of Preferred Stock after such time shall entitle each holder of shares of Preferred Stock to receive the aggregate number of shares of Common Stock (or any Company shares into which such shares of Common Stock would have been combined, consolidated, merged or reclassified, as applicable) that such holder of shares of Preferred Stock would have been entitled to receive if the shares of Preferred Stock had been converted into shares of

Common Stock immediately prior to such record date or effective date, as the case may be, or (2) in respect of clauses (v) through (viii) above, in the reasonable discretion of the board of directors to appropriately ensure that the shares of Preferred Stock are convertible into an economically equivalent number of shares of Common Stock after taking into account the event described in clauses (v) through (viii) above. For the avoidance of doubt, in the event of any issuances of Common Stock or rights, options or warrants for subscription or purchase of Common Stock, other than in a Qualified Investment, including under clause (vi) above, the conversion ratio of the Preferred Stock shall be subject to customary weighted average anti-dilution protection for issuance of below the market price of the Common Stock (except in the case of a rights offering, in which case all holders of Preferred Stock shall participate).

No Transfer Restrictions	Each of the Participating Holders may freely transfer any shares of Preferred Stock owned by such Participating Holder other than in a manner that violates applicable law.

Liquidation Preference	$1,000 per share of Preferred Stock (subject to Conversion Rate Adjustments).

Redemption upon Payment of Liquidation Preference	The Company (1) shall be required to redeem the Preferred Stock on a pro rata basis with proceeds of Alaska Tax Credit monetization of at least $2 million in excess of the proceeds required to repay the ABL Credit Facility and the Term Loan Facility, such redemption being subject, in all respects, to the restrictions contemplated in the Company’s and the Guarantors’ credit facilities and indentures and (2) will have the right, at any time on or after the Closing Date, at its option, to cause all of the shares of Preferred Stock then outstanding to be redeemed, in each case, upon the repayment in cash of the aggregate Liquidation Preference (plus accrued and unpaid dividends).

Ranking	The shares of Preferred Stock will rank senior to the shares of Common Stock and each other class or series of equity securities established after the original issue date of the shares of Preferred Stock that is not expressly made senior to or on parity with the shares of Preferred Stock, with respect to distribution rights and Liquidation Preference. The Company will not be permitted to issue any preferred stock that is senior to or pari passu with the Preferred Stock without the consent of the majority of the holders thereof.

Conversion Restriction	A customary restriction limiting the conversion of the Preferred Stock such that beneficial owners of less than 10% of the outstanding shares of Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act) that are not otherwise affiliates of the Company shall not be permitted to convert their shares of Preferred Stock into a number of shares of Common Stock that would result in beneficial ownership of more than 10% of the outstanding shares of Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act). To the extent that the Company exercises its right to cause the conversion of the Preferred Stock in any circumstance other than a Change of Control, if any Holder of Preferred Stock, but for the restrictions set forth in this paragraph, would have been issued additional Common Stock pursuant to the conversion, such Holder shall instead receive, on a one-for-one basis in lieu of such additional Common Stock, warrants of the Company with terms identical to those of the Series C Warrants.

Governing Law	Delaware.

Schedule 2

Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

Warrant Term Sheet

Topic	Provision

Series	The Company will issue one series of warrants in connection with the Exchange Offer (the “Series C Warrants”).

Value	Assuming all Second Lien Notes and Eligible Stub Notes are validly tendered, the Series C Warrants will represent 5.26% of the fully diluted shares of Common Stock as of the Closing Date (after giving effect to the conversion of the Preferred Stock), subject to dilution from the issuance of the MIP Shares and the Existing Warrants.

Exercise Price	The exercise price of the Series C Warrants will be $0.0001.

Exercisability

The Series C Warrants shall be exercisable, at the option of the Holder thereof, at any time and from time to time, in whole or in part, into Common Stock as provided above, by delivering to the Company such Series C Warrant(s), together with a notice of exercise of such Series C Warrant(s).

Subject to exercise restrictions, the Series C Warrants will be exercisable by the Company in connection with (i) a full redemption of Preferred Stock, provided that, without the consent of such Holder, the Company may not exercise Series C Warrants held by any Holder that beneficially owns less than 10% of the outstanding shares of Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act) and is not otherwise an affiliate of the Company if such exercise would result in such Holder beneficially owning 10% or more of the outstanding shares of Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act), or (ii) upon a Change of Control.

Dividends	The Series C Warrants shall participate in all dividends and distributions when, as and if paid on the Common Stock (in cash or otherwise on an as-exercised basis assuming exercise at the time of such dividend or distribution).

Voting Rights	Holders of the Series C Warrants shall not be entitled to vote with the Common Stock on an as-exercised basis. Holders of Common Stock issued upon exercise of Series C Warrants shall have the same voting and other rights as other holders of Common Stock in the Company.

Term	The Series C Warrants will not have an expiration date and shall be perpetual.

Adjustments to Exercise Price	The exercise price of the Series C Warrants shall be adjusted upon customary anti-dilution events, including: (i) making a dividend on the Company’s Common Stock payable in shares of Common Stock or other Company shares, (ii) subdividing or splitting the Company’s outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combining or reclassifying the Company’s Common Stock into a lesser number of shares of Common Stock, (iv) issuing by reclassification of the Company’s Common Stock any Company shares (including any reclassification in connection with a merger, consolidation or business combination in which the Company is the surviving entity), (v) effecting a pro rata repurchase of Common Stock, (vi) issuing to holders of shares of Common Stock, in their capacity as holders of shares of Common Stock, rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock at less than the market value thereof, (vii) distributing to holders of shares of Common Stock evidences of indebtedness, Company shares (other than Common Stock) or other assets (including securities, but excluding any dividend referred to in clause (i), any rights or warrants referred to in clause (vi), any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries and any dividend of Preferred Stock, Common Stock or any class or series, or similar Company shares, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions described below), or (viii) consummating a spin-off, where the Company makes a distribution to all holders of shares of Common Stock consisting of stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit.

If an anti-dilution event described above occurs, then the exercise price of the Series C Warrants shall be proportionately adjusted: (1) in respect of clauses (i) through (iv) above, so that the exercise price of the Series C Warrants after such time shall entitle each holder of Series C Warrants to receive the aggregate number of shares of Common Stock (or any Company shares into which such shares of Common Stock would have been combined, consolidated, merged or reclassified, as applicable) that such holder of Series C Warrants would have been entitled to receive if the Series C Warrants had been exercised for shares of Common Stock immediately prior to such record date or effective date, as the case may be, or (2) in respect of clauses (v) through (viii) above, in the reasonable discretion of the board of directors to appropriately ensure that the Series C Warrants are exercisable into an economically equivalent number of shares of Common Stock after taking into account the event described in clauses (v) through (viii) above.

Cashless Exercise	The Warrant Agreement will contain a customary cashless exercise provision.

Transferability	The Series C Warrants shall be transferrable, subject to applicable securities laws.

Exercise Restriction	A customary restriction limiting the exercise of the Series C Warrants such that, except in the context of a Change of Control, beneficial owners of less than 10% of the outstanding shares of Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act) that are not otherwise affiliates of the Company shall not be permitted to exercise (and the Company shall not be entitled to cause the exercise of) their Series C Warrants into a number of shares of Common Stock that would result in beneficial ownership of more than 10% of the outstanding shares of Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act).

Governing Law	Delaware

Schedule 3

Supporting Holders

•	Whitebox Asymetric Partners, LP

•	Whitebox Credit Partners, LP

•	Whitebox Multi-Strategy Partners, LP

•	Whitebox Institutional Partners, LP

•	Blue Mountain Credit Alternatives Master Fund L.P.

•	BlueMountain Guadalupe Peak Fund L.P.

•	BlueMountain Montenvers Master Fund SCA SICAV-SIF

•	BlueMountain Summit Trading L.P.

•	BlueMountain Kicking Horse Fund L.P.

•	BlueMountain Timberline Ltd.

•	1992 MSF International Ltd.

•	1992 Tactical Credit Master Fund, L.P.

•	Morgan Stanley Investment Management Inc.

•	DuPont Capital Management

•	Amzak Capital Management LLC

•	Minerva Advisors

•	Steven Roth

Schedule 4

Capitalized Terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

Closing Date Allocation of Common Stock

Assuming all Second Lien Notes and Eligible Stub Notes are validly tendered, as of the Closing Date, after giving effect to the issuance of the new shares of Common Stock, the full redemption of the shares of Preferred Stock, the full exercise of the Series C Warrants and the issuance of the MIP Shares (as shown in the table below), the allocation of Common Stock of the Company shall be as follows (based on 10,253,126 shares outstanding on a fully-diluted basis prior to the Closing Date and a total of 55,000,000 shares of Common Stock authorized to be issued):

	Excluding MIP Shares		Including MIP Shares
	Shares of Common Stock	Percentage Ownership	Shares of Common Stock	Percentage Ownership
Existing Common Stock	10,253,126	6.60%	10,253,126	5.94%
Amended Management Incentive Plan	N/A	N/A	17,261,155	10.00%
Newly Issued Shares of Common Stock	22,426,160	14.44%	22,426,160	12.99%
Common Shares Issuable upon Exercise of Series C Warrants	8,169,822	5.26%	8,169,822	4.73%
Common Shares Issuable upon Conversion of the Preferred Stock	114,501,286	73.71%	114,501,286	66.33%

Exhibit C

Management Compensation Arrangements

Key Revisions to Management Compensation Arrangements

The following term sheet sets forth the key revisions to the management compensation arrangements of SAExploration Holdings, Inc. (the “Company”) for Jeff Hastings, Brian Beatty, Brent Whiteley, Mike Scott, Darin Silvernagle and Ryan Abney (each, an “Executive”), which will take effect in connection with the closing of the restructuring transactions of the Company (the “Restructuring”) contemplated by the Exchange Offer Memorandum and Consent Solicitation Statement dated December     , 2017 of the Company (the “Memorandum”) and the Restructuring Support Agreement (the “Agreement”) to which this Exhibit A is attached. Other than with respect to the amendments described below, the employment agreements between the Company and each of the Executives (each, an “Employment Agreement”) will remain in effect in accordance with their terms. It shall be a condition to the Executives’ willingness to enter into the amendments to the Employment Agreements that the Restructuring closes as contemplated by the Memorandum and the Agreement and that a condition to the closing of the Restructuring (including as set forth in the Memorandum) is the entering into of such amendments.

•	Employment Term and Non-Renewal. The Employment Agreements will be amended to extend the current term of each Employment Agreement through December 31, 2020, and to clarify that if the Company gives notice to an Executive that the applicable Employment Agreement will not be renewed pursuant to Section 1 of such Employment Agreement, the post-employment obligations (e.g., the non-competition covenants) set forth in Section 7 or Section 8 of such Employment Agreement, as applicable, will not apply following such Executive’s termination of employment. In the event Executive is offered a renewed Employment Agreement at the same or better terms than the current Employment Agreement and the Executive refuses to renew then the post-employment obligations set for in Sections 7 and 8 shall remain in effect.

•	2017 Annual Bonus. Each Executive’s 2017 annual bonus will be considered earned and will be paid in accordance with past practice when such payment becomes due. The amounts of such annual bonuses will not be affected by the Restructuring.

•	Annual Base Salary and Annual Target Bonus.

•	Amount of Annual Base Salary and Annual Target Bonus. The Employment Agreements will be amended to provide that the annual base salary rate and annual bonus Target Percentages (as defined in the applicable Employment Agreement) set forth in Section 4 of the applicable Employment Agreement shall only be in effect for any calendar year following a calendar year in which the Free Cash Flow (as defined below) equals or exceeds $15,000,000. The Employment Agreements shall be further amended to provide that, in the event that Free Cash Flow for the prior calendar year was less than $15,000,000, each Executive’s annual base salary and annual bonus Target Percentage for the applicable calendar year shall be no less than the annual base salary and annual bonus Target Percentages as set forth in the following table; provided that such annual base salary and annual bonus Target Percentages may, in the discretion of the Company’s Chief Executive Officer and approval of the Compensation Committee, be increased (but in no event decreased):

In the event Free Cash Flow for the prior calendar year was less than $15,000,000:

Executive	Annual Base Salary ($)	Target Bonus (Percentage of Annual Base Salary)
Jeff Hastings	552,780	35%
Brian Beatty	552,780	35%
Brent Whiteley	403,410	30%
Mike Scott	300,600	30%
Darin Silvernagle	262,800	30%
Ryan Abney	193,500	30%

•	Calculating Free Cash Flow.

•	For purposes of the Employment Agreements, Free Cash Flow for any calendar year shall be calculated as the difference between the Company’s adjusted EBITDA for the full calendar year (as determined by the Board of Directors of the Company (the “Board”)) and the Company’s capital expenditures approved by the Board for the following calendar year. For clarification, the approved capital expenditure and the adjusted EBITDA will be amounts approved by the Board in the current fiscal year.

•	The Compensation Committee of the Board may adjust the Free Cash Flow calculation to reflect any actual or projected increases in capital expenditures required to capture business opportunities.

•	The Board will calculate Free Cash Flow for the applicable calendar year following delivery of the Company’s earnings statements for the prior year, but in any event by March of the applicable calendar year. The corresponding determination of each Executive’s annual base salary and annual bonus Target Percentages shall, following such determination, be retroactive to January 1 of such calendar year, and any payments of additional base salary that become due to the Executives for the period of such calendar year preceding the Board’s determination shall be paid to the Executives no later than the first payroll date immediately following the date on which the Board makes such determination.

•	Annual Bonus Criteria. The Executive Goals (as defined in each Employment Agreement) that determine the amount of each Executive’s annual bonus will remain tied to Free Cash Flow targets, EBITDA targets, individual performance targets and health, safety and environment (“HSE”) targets, on the same basis as currently in effect. Each Executive’s individual performance targets and HSE targets for any calendar year shall be set by the Compensation Committee of the Board prior to December 31 of the prior calendar year. The financial targets for determining each Executive’s Free Cash Flow targets and EBITDA targets for any calendar year shall be determined by the Board at its third quarterly meeting of the prior calendar year.

•	Annual Bonus Payment Timing. Each Executive’s annual bonus will be paid in the first pay period following the date of the earnings release for the calendar year to which such annual bonus relates unless an alternative timing of payment is agreed to by the applicable Executive; provided that such annual bonus will in any event be paid in the calendar year following the calendar year to which such bonus relates.

•	LTIP. After the completion of the Restructuring, the Company will adopt a new Long Term Incentive Program (the “LTIP”). Key terms for the LTIP will include the following:

•	Target Value of LTIP Awards. For any calendar year following a calendar year in which the Free Cash Flow was less than $15,000,000, the target aggregate value of the LTIP awards to be granted to each Executive shall be as set forth in the following table:

In the event Free Cash Flow for the prior calendar year was less than $15,000,000:

Executive	Target Aggregate Value of LTIP Awards (Percentage of Annual Base Salary)
Jeff Hastings	60%
Brian Beatty	60%
Brent Whiteley	40%
Mike Scott	35%
Darin Silvernagle	14%
Ryan Abney	12%

For any calendar year following a calendar year in which the Free Cash Flow equals or exceeds $15,000,000, the target aggregate value of the LTIP awards to be granted to each Executive shall be as set forth in the following table

In the event Free Cash Flow for the prior calendar year equals or exceeds $15,000,000:

Executive	Target Value of LTIP Awards (Percentage of Annual Base Salary)[1]
Jeff Hastings	20%
Brian Beatty	20%
Brent Whiteley	13%
Mike Scott	11%
Darin Silvernagle	4.6%
Ryan Abney	3.9%

•	Types of Grants Awarded. LTIP grants shall be made in the form of restricted stock, stock options or other forms of equity compensation. For grants made in 2018, the Executives and the Company will agree to the types and relative amounts of equity awards issuable to each Executive under the LTIP. For 2019 and thereafter, the Board shall determine in its discretion the types and relative amounts of equity awards issuable to each Executive under the LTIP; provided that no less than 50% of the value of the equity awards granted to each Executive under the LTIP for each such year shall be in the form of restricted stock awards.

•	Minimum Grant Thresholds. The minimum aggregate value of LTIP awards granted to each Executive for each year shall be discussed between the Company and the applicable Executive prior to completion of the Restructuring. Such minimum thresholds shall be determined following discussion with the applicable Executive and recommended by the Chief Executive Officer to the Compensation Committee of the Board, which committee shall have final approval of such thresholds.

[1]	The column lists minimum target percentages only. The Compensation Committee will retain the ability to reset the Target Value of LTIP Awards based upon Free Cash Flow generation in excess of the Board approved plan for the year.

•	LTIP Award Criteria. The criteria for determining the actual value of each Executive’s awards under the LTIP for each calendar year shall be the same criteria set by the Compensation Committee of the Board for determining such Executive’s annual cash bonus, which criteria is described above.

•	Vesting of LTIP Grants. Each annual award granted under the LTIP shall vest on the eighteen month anniversary of the date of grant of such award. Notwithstanding the foregoing, all of an Executive’s awards granted under the LTIP will vest in full upon the earlier of (i) such Executive’s attaining the age of 64 years or (ii) a Change of Control (as defined in the applicable Executive’s Employment Agreement.

•	MIP. After the completion of the Restructuring, the Company will adopt a new Management Incentive Program (the “MIP”), substantially similar to the Company’s current Management Incentive Program. Key terms for the MIP will include the following:

•	Types of Grants Awarded. All awards granted under the MIP shall be in the form of restricted stock and restricted stock units pursuant to standard forms of agreement approved by the Company and management.

•	Aggregate Value of MIP Awards. The aggregate number of shares of common stock subject to awards issuable under the MIP shall be equal to 10% of the fully diluted common stock of the Company outstanding as of the date of consummation of the Restructuring, after giving effect to the issuance of all common stock, warrants and other equity-linked securities of the Company. The entire pool of awards under the MIP shall be issued to the Executives on the date of consummation of the Restructuring.

•	Vesting of MIP Grants. Of the pool of common stock reserved for issuance pursuant to MIP awards, 60% of such common stock shall be issued pursuant to MIP awards (the “Initial Awards”) that will vest as follows: 25% of each Initial Award shall vest on the 18-month anniversary of the consummation of the Restructuring, an additional 25% of each Initial Award shall vest on the second anniversary of the consummation of the Restructuring and the remaining 50% of each Initial Award shall vest on the third anniversary of the consummation of the Restructuring, provided the applicable Executive remains employed through each such date. The remaining 40% of such common stock issued pursuant to MIP awards (the “Reserved Awards”) shall be allocated on the recommendation of the chief executive officer and will vest based upon goals set by the Compensation Committee but in all cases the Reserved Awards will fully vest no later than December 31, 2021, provided the applicable Executive remains employed through such date. Notwithstanding the foregoing, all of an Executive’s awards granted under the MIP will vest in full on the earliest to occur of (i) such Executive’s attaining the age of 64 years, (ii) a Change of Control (as defined in the applicable Executive’s Employment Agreement)[2] , (iii) December 31, 2020, if such Executive’s Employment Agreement is not renewed, and (iv) the termination of such Executive’s employment for any reason other than a termination for Cause (as defined in the applicable Executive’s Employment Agreement) or a termination by such Executive without Good Reason (as defined in the applicable Executive’s Employment Agreement).

In the event of a change of control (CIC) where the Executives contract is not renewed, maintained or extended by the surviving entity or the Executive’s position is changed, the executive will be entitled to CIC cash payments pursuant to his contract and to accelerated vesting of granted MIP shares.

[2]	For clarification, in the event of a change of control (CIC) where the executives’ contract is renewed, maintained, or extended by the surviving entity and the Executive’s position is unchanged the Executive will not be entitled to any CIC cash payments pursuant to his contract nor to any accelerated vesting of MIP shares.